Exhibit 23.1 Consent of Accountant

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in the Registration Statement of Rangeford Resources, Inc. on Form S-1/A of our report dated, May 23, 2008 relating to the consolidated financial statements of Rangeford Resources, Inc. for the period ending April 30, 2008.

The Blackwing Group, LLC
Independence, MO
July 28, 2008